EXHIBIT 10.1

Execution Copy

April 26, 2012

PURCHASE AND SALE AGREEMENT

BETWEEN

LEGACY ENERGY, INC.,

AS SELLER,

NIMIN ENERGY CORP.,

AS PARENT

AND

SOUTHERN SAN JOAQUIN PRODUCTION, LLC

AS BUYER

(i)

(ii)

(iii)

(iv)

EXHIBITS AND SCHEDULES

Exhibit A – Subject Interests (Listing of Leases)	51
Exhibit B – Wells and Interests	52
Exhibit C – Allocated Values	53
Exhibit D – Assignment and Bill of Sale	54
Exhibit E – Form of Non-foreign Affidavit	66
Exhibit F – Form of California Form 593-C	68
Exhibit G – Form of Employee Release	69
Exhibit H – Form of Escrow Agreement	74
Schedule 1.02(e) - Contracts	- 2-
Schedule 1.03 – Excluded Assets	- 3-
Schedule 3.07 – Values allocated to Assets subject to Preferential Rights to Purchase	- 4-
Schedule 5.06 – Existing Claims and Litigation	- 5-
Schedule 5.08 – Tax Partnerships	- 6-
Schedule 5.09 – Contracts with Seller, affiliate or containing AMI	- 7-
Schedule 5.11 – Preferential Rights	- 8-
Schedule 5.16 – AFEs in Excess of $75,000	- 9-
Schedule 5.17 Benefit Plan	- 10-
Schedule 12.02 – Gas Imbalances	- 11-
Schedule 13.04 (a) – Required Consents, Approvals, Notices or Filings	- 12-
Schedule 13.08 - Employees	- 13-

(v)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 26th day of April, 2012, by and between Legacy Energy, Inc., a Delaware corporation (the “Seller”), NiMin Energy Corp., an Alberta corporation, and owner of all of the outstanding shares of common stock of Seller (the “Parent”), and Southern San Joaquin Production, LLC, a Delaware limited liability company (the “Buyer”). Buyer, Seller and Parent are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of Parent and Seller (i) have determined that the transaction is fair and in the best interest of Parent and its stockholders and Seller and its stockholders and (ii) have approved and adopted this Agreement and the transaction contemplated by this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller, Parent and Buyer hereby agree as follows:

Article I

Assets

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02 Assets. Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:

(a)	the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”) and any royalty, net profit interests or overriding royalty interests in and to the lands covered by the Leases, assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)	all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined in Subsection (d) of this Section 1.02) production after the Effective Time (as defined in Section 2.02) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)	to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(d)	to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)	to the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the “Contracts” described in Schedule 1.02(e));

(f)	all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Subject Interests and Easements (the “Permits”);

(g)	to the extent assignable or transferable, all books, records, tax records (other than income tax), files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”);

(h)	all geological and geophysical data relating to the Subject Interests, other than such data which cannot be transferred without the consent of or payment to any Third Party, and Seller has been unsuccessful in obtaining such consent after making reasonable efforts. For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies; and

(i)	All partnership interests (tax, state law or otherwise) affecting any Asset.

Section 1.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the California Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (b) all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes attributable to the Assets with respect to any period of time prior to the Effective Time, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement; (c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (d) all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (e) all of

Seller’s rights and interests in geological and geophysical data which cannot be transferred without the consent of or payment to any Third Party, and Seller has been unsuccessful in obtaining such consent after making reasonable efforts; (f) all documents and instruments of Seller that are protected by an attorney-client privilege; (g) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller; (h) all claims or rights to refunds with respect to audits arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time; (i) all corporate, partnership, income tax records of Seller; and (j) in addition to the foregoing, those items, such as vehicles and certain equipment, supplies and office equipment, or any other items described on Schedule 1.03.

Article II

Purchase Price

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of Twenty Seven Million Two Hundred Thousand U.S. Dollars ($27,200,000) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The adjusted Purchase Price shall be paid to Seller (or its designee provided such designee is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”)) at Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Seller.

Section 2.02 Allocated Values. The Purchase Price is allocated among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”). Seller and Buyer agree that the Allocated Values shall only be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV. Seller and Buyer agree that the transaction under this Agreement is not subject to the reporting requirement of Code Section 1060 and that, therefore, IRS Form 8594 (Asset Acquisition Statement Under Section 1060) is not required to be and will not be filed for this transaction. In the event that the Seller and Buyer mutually agree that a filing of Form 8594 is required, Seller and Buyer will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute

Section 2.03 Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on April 1, 2012 (the “Effective Time”).

Article III

Title Matters

Section 3.01 Examination Period. Following the execution date of this Agreement until 5:00 p.m., local time in Houston, Texas on the date twenty (20) Business Days after the execution of this Agreement (the “Examination Period”), Seller shall permit Buyer and/or its representatives to examine, at all reasonable times, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating, tax and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. “Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.

Section 3.02 Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (d) of this Section 3.02):

(a)	entitles Seller to receive not less than the percentage set forth in Exhibit B as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each well or unit as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B;

(b)	obligates Seller to bear not greater than the percentage set forth in Exhibit B as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each well or unit as set forth in Exhibit B, all without increase throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B; and

(c)	is free and clear of all liens, encumbrances and defects in title.

(d)	The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)	the Leases, and Contracts, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B, or materially interfere with the operation or use of any of the Assets as currently used or operated;

(ii)	any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business (i) that are not delinquent or (ii) that if delinquent, are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Seller indemnifies Buyer subsequent to Closing; provided, that the Parties’ rights and obligations under indemnities provided in this Agreement remain unaffected;

(iii)	any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business of which Buyer is notified in writing before Closing and for which Seller indemnifies Buyer subsequent to Closing; provided, that the Parties’ rights and obligations under indemnities provided in this Agreement remain unaffected;

(iv)	any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(v)

any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not individually or in the aggregate materially interfere with the operation or use of the Assets as currently used or operated;

(vi)	all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B, or materially interfere with the operation or use of any of the Assets as currently used or operated;

(vii)	preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(viii)	required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(x)	production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, re-pressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B, or materially interfere with the operation or use of any of the Properties as currently used or operated;

(xi)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xii)	all defects and irregularities affecting the Assets which individually or in the aggregate, do not interfere materially with the ownership, operation, value or use of any of the Assets, could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any of Assets, and do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B, or materially interfere with the operation or use of any of the Assets as currently used or operated.

Section 3.03 Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset; or (b) any default by Seller under a lease, farmout agreement or other contract or agreement that would (i) have a material adverse effect on the operation, value or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in cancellation of Seller’s interest therein.

Section 3.04 Notice of Title Defects.

(a)	If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller as promptly as possible, but no later than the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)	Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt to mutually agree on a resolution including, but not limited to (i) attempt to cure such Title Defect at any time prior to the Closing, or (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the mutually agreed allocated value of such affected Asset.

(c)	The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)	If the Title Defect asserted is that the Net Revenue Interest attributable to any well or unit is less than that stated in Exhibit C or the Working Interest attributable to any well or unit is greater than that stated in Exhibit C, then the Title Defect Value shall take into account the relative change in the interest from Exhibit C and the appropriate Allocated Value attributed to such Asset.

(iii)	If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(iv)	If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

Section 3.05 Remedies for Title Defects.

(a)	With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller.

(b)	If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.08 shall apply.

(c)	If Buyer and Seller have not agreed as to the validity of any asserted Title Defect, or if the Parties have not agreed on the Title Defect Value therefor, then on or before three (3) Business Days prior to the Closing Date either Party shall have the right to elect to have the validity of the asserted Title Defect, and/or the Title Defect Value for such Title Defect, determined by an Independent Expert pursuant to Section 16.03. If the validity of any such asserted Title Defect or the amount of any such Title Defect Value is not determined by the Closing, the Asset affected by such disputed Title Defect shall be excluded from the Closing and the Purchase Price paid at Closing shall be reduced by the Allocated Value of the Asset. Upon resolution of such dispute, Seller will convey the affected Asset to Buyer pursuant to an assignment substantially in the form of the Assignment, and Buyer will pay to Seller the Allocated Value (subject to any relevant adjustments contemplated in Section 10.02) minus the Title Defect Value so resolved for such Asset.

(d)	Notwithstanding anything to the contrary in this Agreement, (i) if the value of a given individual Title Defect (does not exceed $25,000, then no adjustment to the Purchase Price shall be made for such Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (exceeding $25,000) does not exceed three per cent (3%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (exceeding $25,000) does exceed three per cent (3%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Section 3.06 Special Warranty of Title. Seller hereby agrees to warrant and defend title to the Assets unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller or its affiliates, but not otherwise; subject, however, to the Permitted Encumbrances.

Section 3.07 Preferential Rights To Purchase. Buyer’s good faith allocation of values as set forth in Exhibit C shall be used to prepare an allocation of the Purchase Price to Assets that are subject to preferential rights to purchase and will be set forth in Schedule 3.07.

Seller shall use its reasonable efforts to comply with all preferential right to purchase provisions relative to any Asset prior to the Closing. If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to an Asset to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises) (or if the time period for such exercise has not yet expired and such holder has not yet exercised), the Asset covered by said preferential purchase right shall be excluded from the Assets to be conveyed to Buyer, and the Purchase Price shall be reduced by the Allocated Value of said Asset. If the holder of the preferential purchase right fails to consummate the purchase of the Asset subject to the preferential purchase right (or if the time period for such exercise expires after Closing and such holder has still not yet exercised), Seller shall promptly notify Buyer. Within ten (10) Business Days after Buyer’s receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Asset under the terms of this Agreement for a price equal to the Allocated Value of such Asset. Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Asset if Buyer is not notified of the preferential purchase right holder’s failure to consummate the purchase of the Asset within ninety (90) calendar days following Closing. Seller will use reasonable efforts to send out the applicable preferential right to purchase notices within five (5) Business Days after the date this Agreement is executed.

Section 3.08 Consents to Assignment. Seller shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Buyer shall reasonably assist Seller with such efforts. If a required consent has not been obtained prior to Closing, any Asset with respect to which consent is required but not obtained shall be excluded from this Agreement and the Purchase Price shall be adjusted by the Allocated Value of such Asset.

Article IV

Environmental Matters

Section 4.01 Environmental Review.

(a)

Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall be limited to that mutually agreed by Buyer and Seller prior to commencement thereof and shall not include any intrusive test or procedure without the prior consent of Seller. Buyer shall (and shall cause Buyer’s Environmental

Consultant to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations. Buyer shall be solely responsible for obtaining any Third Party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such Third Party consent. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY PROVIDED, THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT THAT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER CAUSED OR CONTRIBUTED TO THE INDEMNIFIABLE LOSS) arising out of or relating to Buyer’s Environmental Review. Notwithstanding the foregoing sentence, but without prejudice to the obligations of Buyer set forth in Section 14.03, Buyer shall have no indemnification obligation under this Section 4.01(a) with respect to any pre-existing environmental condition identified with respect to the Assets and the properties underlying the Assets as a result of Buyer’s Environmental Review.

(b)

Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall use reasonable efforts to provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide copies of the Environmental Information to Seller without charge.

Section 4.02 Environmental Definitions.

(a)	Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that (i) constitutes a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located, or (ii) requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction in accordance with Environmental Laws. Environmental Defect shall not be deemed to include an environmental condition specifically disclosed in writing to Buyer prior to the execution of this Agreement.

(b)	Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)

Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, and comparable state and local laws, in each case as such laws may be amended from time to time.

(d)	Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

Section 4.03 Notice of Environmental Defects.

(a)

If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including, without limitation, (A) the written conclusion of Buyer’s Environmental Consultants that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Assets affected by such Environmental Defect, including, without limitation, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Seller elected Section 4.04(b) as the remedy therefor.

(b)	Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02); provided, however, that the foregoing shall not abrogate or limit Seller’s representations and warranties in this Agreement and indemnity and hold harmless obligations under Section 14.04. Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt to mutually agree on a resolution including, but not limited to, (i) attempt to cure such Environmental Defect at any time prior to the Closing; or (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the allocated value of such affected Asset.

Section 4.04 Remedies for Environmental Defects.

(a)	If any Environmental Defect described in a notice delivered in accordance with Section 4.03 is not cured on or before the Closing, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties.

(b)

If Buyer and Seller have not agreed as to the validity of any asserted Environmental Defect, or if the Parties have not agreed on the Environmental Defect Value therefor, then on or before three (3) Business Days prior to the Closing Date either Party shall have the right to elect to have the validity of the asserted Environmental Defect, and/or the

Environmental Defect Value for such Environmental Defect, determined by an Independent Expert pursuant to Section 16.03. If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Asset affected by such disputed Environmental Defect shall be excluded from the Closing and the Purchase Price paid at Closing shall be reduced by the Allocated Value of that Asset. Upon resolution of such dispute, Seller will convey the affected Asset to Buyer pursuant to an assignment substantially in the form of the Assignment, and Buyer will pay to Seller the Allocated Value (subject to any relevant adjustments contemplated in Section 10.02) minus the Environmental Defect Value so resolved for such Asset. Notwithstanding the foregoing, either Party shall have unilateral right to exclude an Asset from this Agreement if the Environmental Defect Value exceeds 3% of the Allocated Value of the Asset(s) affected thereby, in which case the Purchase Price shall be adjusted by the Allocated Value of such Asset.

(c)	Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed $25,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $25,000) does not exceed three per cent (3%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefore; and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $25,000) does exceed three per cent (3%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Article V

Representations and Warranties of Seller

Seller and Parent represent and warrant to Buyer that:

Section 5.01 Existence. Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware and is qualified to conduct business in the State of California. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Seller’s headquarters and principal offices are all located in the State of California.

Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Seller’s articles of incorporation, by-laws or other governing documents;

(b)	except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound; or

(c)	any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 5.03 Authority; Enforceability. The execution, delivery and performance of this Agreement by Parent and Seller and the consummation by Parent and Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and by the Board of Directors and sole stockholder of Seller and, other than Parent stockholder approval, no other corporate proceedings on the part of Parent or Seller are necessary to authorize Parent’s or Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes valid and legally binding obligations of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting generally the enforcement of creditors’ rights and by general principles of equity.

Section 5.04 Brokers. Macquarie Tristone Capital LP has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller.

Section 5.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to

Seller’s knowledge, threatened against Seller or any affiliate of Seller with respect to the Assets, or that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated herein, except as shown on Schedule 5.06.

Section 5.07 Royalties. All rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been properly and correctly paid, except those amounts in suspense. The amount of suspended funds held by Seller and owed to third parties for royalties with respect to the Properties is not greater than Twenty-Five Thousand Dollars ($25,000).

Section 5.08 Taxes. All ad valorem, property, documentary, stamp, production, gross production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable on or prior to the Closing Date have been paid and all tax returns, reports, statements and similar filings related thereto have been timely filed. There are no extensions or waivers of any statute of limitations with respect to such taxes or tax liens burdening the Assets except for liens for current taxes not yet due and payable. Except as provided in Schedule 5.08, none of the Assets are subject to tax partnership reporting requirements under applicable provisions of the Code. For any Asset that is the subject of tax partnership reporting requirements, Seller will use its commercially reasonable efforts to effect a Code Section 754 election with respect any such tax partnerships. Seller, or its designee if Seller assigns a designee to receive payment under Section 2.01, is not a “foreign person” within the meaning of Code Section 1445 and each will furnish Buyer with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit E, and California Franchise Tax Board Form 593-C, Real Estate Withholding Certificate, in the form attached as Exhibit F.

Section 5.09 Contracts. Other than the Contracts set forth on Schedule 1.02(e), there are no material agreements and contracts of Seller and its affiliates with respect to the Assets. The Contracts, except as set forth on Schedule 5.09, do not include any area of mutual interests obligations or non-competition restrictions or other similar restrictions on doing business. (a) All material Contracts are in full force and effect, and (b) Seller is not, nor to Seller’s knowledge is any other party, in breach or default with respect to any of its material obligations thereunder.

Section 5.10 Liens. Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, claims, security interests, charges, mortgages and encumbrances.

Section 5.11 Consents and Preferential Rights. Except as provided on Schedule 5.11, there are no preferential rights to purchase, options to purchase, consents to assign or confidentiality agreements affecting the Assets. All consents to assign affecting the Assets and held by third parties have been secured by Seller, or will have been secured prior to Closing, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.

Section 5.12 Compliance with Laws. Neither Seller nor any of its affiliates has violated, and Seller and such affiliates are in compliance with, all applicable laws with respect to the ownership and, if operated by Seller or its affiliates, operation of the Assets, except where such violation or noncompliance could not reasonably be expected to result in a liability, cost, expense or loss of Twenty-Five Thousand Dollars ($25,000) or more. Seller has not received any written notice of a violation of or default by it or its affiliates with respect to any law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to such Assets.

Section 5.13 Governmental Permits. Seller has obtained and is in compliance with all Permits of Governmental Authorities required to own or use and, if operated by Seller or its respective affiliates, operate the Assets; all such Permits are in full force and effect; and no violations exist under such Permits. No proceeding is pending or, to Seller’s knowledge, threatened relating to the challenging, revocation or limitation of any such Permits.

Section 5.14 Take-or-Pay, Calls on Production or Bonus Payments. Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on an Asset pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to an Asset on Exhibit B. No third party has (i) any calls on production, options to purchase production, or other similar rights with respect to the Assets; or (ii) any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Assets including rights retained by prior owners at the time of the sale of the Assets to Seller to receive production, cash bonus payments or profits from the Assets if the price of oil exceeds a threshold amount.

Section 5.15 Sufficient Rights to Operate. (i) The Assets include all of the assets (real, personal (tangible and intangible) or other) employed by Seller in its current ownership and operation of the Assets (“Employed Assets”); (ii) the Employed Assets are, taken as a whole, sufficient for the ownership and, if operated by Seller, the operation of such Assets immediately following the Closing in substantially the same manner as on the date of this Agreement; and (iii) the Employed Assets are in a state of repair adequate for normal operations in accordance with standard industry practice in the areas in which they are operated. The Assets include all the Easements and other surface rights necessary for oil and gas operations as conducted by Seller in the 12-month period preceding execution of this Agreement.

Section 5.16 Current Commitments. Schedule 5.16 contains a true and complete list of all authorizations for expenditures for all drilling operations applicable to the Assets in excess of Seventy-Five Thousand Dollars ($75,000) or for capital expenditures to such Assets in excess of Seventy-Five Thousand Dollars ($75,000) that have been proposed by any person to Seller or its affiliates after the Effective Time or have not been completed on or prior to the Effective Time.

Section 5.17 Employees. (a) There is no collective bargaining agreement or agreement with any union, or similar body that is binding on Seller and, to Seller’s knowledge, there is no union organizing effort underway, pending or threatened, with respect to the employees of Seller. To Seller’s knowledge, there are no strikes, slowdowns or work stoppages pending between Seller and any of its employees. To Seller’s knowledge, there are no material unfair labor practices charges, complaints or claims pending between Seller and any employee of Seller. (b) During the last two years, Seller has not effectuated (1) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or (2) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller, except, in either case, in material compliance with the requirements of the WARN Act. (c) Other than workers’ compensation, unemployment compensation other government programs and benefit plan on Schedule 5.17, Seller does not maintain, sponsor or contribute to (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, or (2) any other material contract for employment, compensation, severance, termination pay, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, in each case under which any eligible employee has any present or future right to any benefits. All such plans and material contracts set forth on such schedule are referred to herein as “Seller Benefit Plans.” Each Seller Benefit Plan set forth on Schedule 5.17 has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA and the Code. Seller does not currently, nor has it in the past six years, maintained, sponsored, contributed to or been required to contribute to (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan subject to Title IV of ERISA, or (3) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, nor does it reasonably expect to incur any liability as to any such plan.

Article VI

Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Parent that:

Section 6.01 Buyer’s Existence. Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is qualified to conduct business in the State of California. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters and principal offices are all located in the State of California.

Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Buyer’s agreement of limited partnership or other governing documents;

(b)	any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03 Authority; Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting generally the enforcement of creditors’ rights and by general principles of equity.

Section 6.04 Brokers. No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 6.08 Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Section 6.09 Financial Resources. Buyer currently has, and at Closing will have, sufficient financial resources available to pay the Purchase Price in full in cash at Closing.

Section 6.10 Due Diligence Investigation. As of Closing, Buyer will have fully conducted and, except as expressly provided in this Agreement and the representations and warranties included herein, is relying exclusively on its own inspection and investigation in order to satisfy itself as to the condition and suitability of the business, the Assets, and prospects. As of Closing, Buyer will be fully satisfied with its due diligence review of the business and the Assets, subject to Articles III and IV hereof.

Section 6.11 Approvals. No consent, approval, waiver, authorization, notice or filing, other than Governmental Approvals contemplated in Section 7.2 hereof, is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement.

Article VII

Seller’s Conditions to Close

The obligations of Seller and Parent to consummate the transaction provided for herein are subject, at the option of Seller and Parent, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 7.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04 Purchase Price. Buyer shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.05.

Section 7.06 Consents and Preferential Rights to Purchase. All appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Section 7.07 Securityholder Approval. Parent Securityholder Approval, as defined in Section 13.03, shall have been obtained.

Section 7.08 Dissent Rights. Holders of not more than 10% of the currently outstanding common shares of Parent have exercised rights of dissent in connection with the sale of the Assets that have not been withdrawn as at the Closing Date.

Section 7.09 Regulatory Approvals. The Seller shall have received evidence in a form satisfactory to Seller acting reasonably that any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any person or entity, including any Regulatory Authority (as defined herein), pursuant to applicable law or under the terms of any license or the conditions of any order in connection with the sale of the Assets to Buyer as applicable, on the terms contemplated by this Agreement and any required approvals from the Regulatory Authorities have been obtained, as contemplated by Section 13.04 hereof.

The Seller and Parent shall proceed diligently and in good faith and use its reasonable commercial efforts to satisfy and comply with the conditions precedent in Articles VII and VIII and shall provide Buyer with any reasonable assistance in the satisfaction of and compliance with the conditions precedent in Articles VII and VIII that Buyer may reasonably request.

Article VIII

Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Seller and Parent herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02 Performance. Seller and Parent shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.04.

Section 8.05 Consents and Preferential Rights to Purchase. All appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Section 8.06 Securityholder Approval. Parent Securityholder Approval shall have been obtained.

Section 8.07 Regulatory Approvals. The Buyer shall have received evidence in a form satisfactory to Buyer acting reasonably that any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any person or entity, including any Regulatory Authority (as defined herein), pursuant to applicable law or under the terms of any license or the conditions of any order in connection with the sale of the Assets to the Buyer as applicable, on the terms contemplated by this Agreement, and any required approvals from Regulatory Authorities have been obtained, as contemplated by Section 13.04 hereof.

The Buyer shall proceed diligently and in good faith and use its reasonable commercial efforts to satisfy and comply with the conditions precedent in Articles VII and VIII and shall provide the other Party with any reasonable assistance in the satisfaction of and compliance with the conditions precedent in Articles VII and VIII that Seller and Parent may reasonably request.

Article IX

Tax Matters

Section 9.01 Responsible Party. Except as otherwise provided in this Agreement, all taxes attributable to the ownership or operation of the Assets prior to the Effective Time are the Seller’s responsibility and all deductions, credits or refunds pertaining to the aforementioned taxes, no matter when received, belong to Seller. All taxes attributable to the ownership or operation of the Assets on or after the Effective Time (excluding Seller’s income taxes, franchise taxes or margin taxes through Closing, and excluding income or capital gains taxes from the sale of the Assets) are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned taxes, no matter when received, belong to Buyer.

Section 9.02 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar taxes (each a “Transfer Tax”).

Section 9.03 Ad Valorem and Similar Taxes. Ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Buyer as of the Effective Time. Seller shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time.

Section 9.04 Tax Deferred Exchange. Either or both Buyer and/or Seller may, by providing the other Party written notice no later than five (5) days before the Closing, elect to affect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:

(a)	In the event Seller makes such an election prior to the Closing, Seller may elect, by written notice to Buyer delivered no later than five (5) days before the Closing Date, to have the Purchase Price paid to a qualified intermediary until Seller has designated the Exchange Property. The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Code, and shall thereupon be conveyed to Seller. In the event Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller.

(b)	In the event Buyer makes such an election prior to the Closing, Buyer may elect, by written notice to Seller delivered no later than five (5) days before the Closing

Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

(c)	The rights and responsibilities of Seller, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Buyer and Seller set forth below. If Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. If Buyer makes a tax deferred exchange election, Seller shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. Any such tax deferred exchange election by either Party shall not affect the duties, rights or obligations of the Parties except as expressly set forth in this Section 9.03.

Should either Seller or Buyer make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing party’s sole responsibility and liability to the electing party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing party shall have no other responsibility or liability whatsoever to the electing party; and the electing party shall release, indemnify, defend and hold harmless the non-electing party from any responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.

Article X

The Closing

Section 10.01 Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is 1160 Eugenia Place, Suite 100, Carpinteria, California, or at such place designated by Seller on the 3rd business day following the later of notification by Seller that the conditions contained in Article VII have been satisfied and notification by Buyer that the conditions contained in Article VIII have been satisfied, or at such other time as is mutually agreed between the Parties (the “Closing Date”).

Section 10.02 Adjustments to Purchase Price at the Closing.

(a)	At the Closing, the Purchase Price shall be increased by the following amounts to be determined in accordance with United States Generally Accepted Accounting Principles (“US GAAP”):

(i)	any other amount provided for in this Agreement, including but not limited to, pursuant to Sections 9.02, 9.03 and 12.01, or as agreed upon by Buyer and Seller;

(b)	At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)	the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 3.07, or excluded from the Closing due to an unresolved preferential right or consent to assign pursuant to Sections 3.07 or 3.08, respectively;

(ii)	all downward Purchase Price Adjustment for Title Defects and Environmental Defects determined in accordance with Article III and Article IV; and

(iii)	any other amount provided for in this Agreement, including but not limited to, pursuant to Sections 9.02 and 12.01 or as agreed upon by Buyer and Seller.

(c)	The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03 Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”). At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement, and less the Indemnity Escrow Amount.

Section 10.04 Actions of Seller at the Closing.

At the Closing, Seller shall:

(a)	execute, acknowledge and deliver to Buyer the Assignment (as defined in Exhibit D of this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer;

(b)	deliver to Buyer the Escrow Agreement executed by Seller and the Escrow Agent;

(c)	deliver to Buyer possession of the Assets;

(d)	execute and deliver to Buyer an affidavit attesting to its non-foreign status in substantially the form set forth in Exhibit E, or if Seller assigns a designee to receive payment under Section 2.01, cause such designee to execute and deliver to Buyer an affidavit attesting to its non-foreign status or such other Internal Revenue Service form requested by the Buyer;

(e)	execute and deliver to Buyer California Form 593-C, California Real Estate Withholding Certificate, certifying an exemption from withholding in substantially the form set forth in Exhibit F, or if Seller assigns a designee to receive payment under Section 2.01, cause such designee to execute and deliver to Buyer California Form 593-C, California Real Estate Withholding Certificate, certifying an exemption from withholding in substantially the form set forth in Exhibit For such other California form requested by the Buyer;

(f)	deliver to Buyer appropriate change of operator forms on those Assets operated by Seller;

(g)	a signed release from each employee listed on Schedule 13.08, effective as of or prior to the Closing Date, in the form attached hereto as Exhibit G; and

(h)	execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.05 Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)	deliver to Seller the Purchase Price, net of Purchase Price Adjustments and less the Indemnity Escrow Amount, by wire transfer to an account designated in writing by Seller;

(b)	deliver to Escrow Agent the Indemnity Escrow Amount, by wire transfer to an account designated in writing by the Escrow Agent;

(c)	take possession of the Assets; and

(d)	execute, acknowledge and deliver the Assignment, Escrow Agreement and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI

Termination

Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller on the Closing Date if the conditions set forth in Article VII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)	by Buyer on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Seller and Parent or waived by Buyer in writing by the Closing Date;

(d)	by either Party if the Closing shall not have occurred on or before July 20, 2012;

(e)	by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)	by either Party if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all uncured Title Defects plus (ii) the aggregate amount of the Environmental Defect Values agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all Environmental Defects, exceeds fifteen percent (15%) percent of the Purchase Price; or

(g)	as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03 Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all reasonable costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY; provided, that no such indemnification shall be applicable to the extent that gross negligence or willful misconduct of the indemnified Party caused or contributed to the indemnifiable loss.

Article XII

Post Closing Obligations

Section 12.01 Allocation of Expense and Revenues.

(a)

Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, which shall be borne by Buyer, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether Seller or an affiliate of Seller serves as operator prior to the Closing), and (ii) Seller will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the

Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time, which shall be borne by Seller.

(b)	In addition to the foregoing, Seller will be paid (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid costs relate to periods of time after the Effective Time, and (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date.

(c)	In addition to the foregoing, Buyer will be paid (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Buyer’s ownership before and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02.

(d)	All amounts due under this Section 12.01 will be settled in accordance with final Accounting Statement under Section 12.03.

Section 12.02 Gas Imbalances. There are no gas imbalances except as reflected on Schedule 12.02.

Section 12.03 Final Accounting Statement.

(a)

On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Accounting Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b)	Within five (5) Business Days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due. For purposes of this Agreement, the term “Final Statement” shall mean (i) the revised Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 12.04 Further Cooperation. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within five (5) Business Days after the later of the Closing or the end of the Transition Period (as defined in Section 13.06) to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 17.03.

After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII

Covenants and Operation of the Assets

Section 13.01 Operations after Effective Time. Seller agrees, from and after the date hereof until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

(a)	operate the Properties in the usual, regular and ordinary manner consistent with past practice;

(b)	maintain the books of account and records relating to the Properties in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(c)	pay all taxes and assessments with respect to the Assets that become due and payable prior to the Closing Date and timely file all tax returns with respect thereto;

(d)	not enter into a material contract, or materially amend or change the terms of any such contract that would involve individual commitments of more than $50,000;

(e)	not plug or abandon any well located on the Properties without Buyer’s prior written consent;

(f)	not transfer, sell, mortgage, pledge or dispose of any material portion of the Properties other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Properties or for which replacement equipment has been obtained; and

(g)	preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Properties.

(h)	submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Properties that involve individual commitments of more than $50,000, and

(i)	obtain Buyer’s written approval prior to voting under any operating, joint venture, partnership or similar agreement.

In order to reimburse Seller for administrative overhead expenses incurred in order to operate the properties in accordance with this Section from the Effective Time to the Closing Date, Buyer shall pay Seller a fee of $80,000.00 per month, prorated for any partial month.

Section 13.02 Limitations on the Operational Obligations and Liabilities of Seller

(a)	From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Seller shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article XIII. To the extent that Seller is not the operator of any of the Assets, the obligations of Seller in this Article XIII shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 13.03 Special Meeting; Information Circular/Proxy Statement.

(a) The Parties acknowledge and agree that this Agreement and the transaction contemplated hereby is conditioned on and subject to requisite approval (the “Parent Securityholder Approval”) by the applicable securityholders of Parent (the “Parent Securityholders”), including the approval of two-thirds OF THE VOTES ACTUALLY CAST AT A SPECIAL MEETING OF THE HOLDERS OF COMMON SHARES OF PARENT (NOT COUNTING FOR This purpose abstentions, spoiled votes, illegible votes and/or defective votes).

(b) As promptly as practicable following the date of this Agreement, Parent shall, (i) establish a record date for, duly call, and give notice of, convene and hold a special meeting (the “Special Meeting”) of the applicable securityholders of Parent for the purpose of obtaining the Parent Securityholder Approval and (ii) prepare and shall file with applicable Regulatory Authorities an information circular/proxy statement with respect to the transaction for use in soliciting proxies for the Special Meeting (the “Information Circular”). The Parties shall fully cooperate in connection with the preparation of the Information Circular and responding to any comments from the Regulatory Authorities, including the Securities and Exchange Commission and the Toronto Stock Exchange. Buyer shall furnish all information concerning Buyer as Parent may reasonably request in connection with such actions and the preparation of the Information Circular, which information shall not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parties shall use all reasonable efforts to cause the Information Circular to be approved or otherwise cleared by the applicable Regulatory Authorities as soon as practicable.

(c) As promptly as practicable after the Information Circular has been approved or otherwise cleared by each of the applicable Regulatory Authorities, Parent shall (i) mail the Information Circular to the Parent Securityholders in accordance with applicable law and (ii) use all reasonable efforts to hold the Special Meeting as soon as practicable thereafter.

Section 13.04 Required Approvals.

(a) Following the execution hereof, Parent and Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Sellers, to obtain all approvals required from any Regulatory Authority, as defined below. Schedule 13.04 (a) sets forth a list of the Parties’ understanding, as of the date of this Agreement, as to all consents, approvals, notices or filings that are required to be obtained or made by Parent or Seller in connection with the execution, delivery and performance of this Agreement and consummation of the Transaction (the “Required Approvals”). The Parties shall update Schedule 13.04(a) from time to time to reflect any changes or updates to the list of Required Approvals. For purposes of this Agreement, “Regulatory Authority” means any: (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) any subdivision, agency, commission, board or authority of any of the foregoing; or (iii) any quasigovernmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including any stock exchange.

(b) The Parties will cooperate with each other (including by furnishing relevant information) in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection found to be applicable to the transaction by any competent anti-trust or competition authority; and any other filings, submissions or approvals required from any Governmental Authority or Regulatory Authority.

(c) Each Party shall supply the others copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) with Governmental Authority or Regulatory Authority with respect to this Agreement and the transactions contemplated hereby.

(d) With respect to information furnished by the Parties in connection with any application, statement or filing relating to the transactions contemplated in this Agreement, such information at the time such information is furnished shall be correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 13.05 Operation of the Assets After the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Notwithstanding anything to the contrary contained herein, as of Closing, Seller will resign as operator of any wells within the Assets that Seller currently operates.

Section 13.06 Casualty Loss.

(a)	Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the date of this Agreement until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b)

If after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.06(c).

(c)	Notwithstanding Section 13.06(a), in the event of any loss described in Section 13.06(b), at the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 13.06, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets. Notwithstanding anything to the contrary contained in this Section 13.06, should the uncompensated loss exceed Three Million U.S. Dollars ($3,000,000), Buyer shall have the option to terminate this Agreement.

Section 13.07 Operatorship. As of Closing, Seller will send out notifications of its resignation as operator for all wells Seller currently operates and is selling to Buyer pursuant to this Agreement. Seller makes no representation and/or warranty to Buyer as to the transferability or assignability of operatorship of such wells. Buyer acknowledges that the rights and obligations associated with such wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Section 13.08 Personnel. Seller and its affiliates shall reasonably cooperate with Buyer or Buyer’s affiliate in permitting Buyer or Buyer’s affiliate to interview, on a voluntary basis, each eligible employee identified in Schedule 13.08, so as to make selection decisions and communicate to such employees any information concerning employment offers and employment with Buyer or Buyer’s affiliate. Within thirty (30) days after the date of this Agreement, Buyer or Buyer’s affiliate shall deliver written offers of employment, contingent upon the occurrence of Closing, to those individuals it wishes to hire at Buyer’s or Buyer’s affiliate’s sole discretion (the “Offer Letters”), which, if accepted, shall provide that such employee shall be hired by Buyer effective as of the Closing Date. Each individual who accepts Buyer or Buyer’s affiliate’s offer of employment and who satisfies the conditions of such offer of employment shall become an employee of Buyer or Buyer’s affiliate effective upon no earlier than the Closing Date (the “Employment Commencement Date”) and shall be referred to herein as a “Transferred Employee”). Buyer or Buyer’s affiliate shall provide to the Transferred Employees employee benefits under plans or policies established or maintained by Buyer or Buyer’s affiliate (“Buyer or Buyer’s Affiliate Benefit Plans”) to the same extent that Buyer or Buyer’s affiliate provides benefits to their similarly situated employees in accordance with Buyer or Buyer’s Affiliate Benefit Plans. Buyer, for itself and for Buyer’s affiliate, represents that in addition to its normal eligibility requirements for retiree medical coverage, eligibility of a Transferred Employee for such coverage shall require at least five (5) years of actual service with Buyer and/or Buyer’s affiliate from and after the Employment Commencement Date. Seller shall retain all liabilities with respect to Seller’s or its affiliate’s current or former employees attributable to the period ending prior to the Closing Date, including (i) any liabilities that arise as a result of the transactions contemplated hereby (including the termination of employment of any Seller employee), (ii) any obligations under any Seller benefit plan prior to the Closing Date, (iii) any responsibilities under the Employee Retirement Income Security Act of 1974, as amended, (iv) any liabilities arising out of any obligations under the WARN Act arising as a consequence of the transactions contemplated by this Agreement, and (v) any compensation owed or payable to Seller’s or its affiliate’s current or former employees, prior to the Closing Date (“Employment Liabilities”). No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or Buyer’s affiliate or under any benefit plan which Buyer or Buyer’s affiliate may maintain.

Article XIV

Obligations and Indemnification

Section 14.01 Retained Obligations. Provided that the Closing occurs, Seller and Parent shall retain the following obligations (collectively, the “Retained Obligations”):

(a)	any breach of the representations or warranties of Seller in this Agreement;

(b)	the ownership or operation of the Assets, or any part thereof, to the extent attributable to the period of time prior to the Closing;

(c)	any personal injury (including death), property damage, fines, penalties, or injunctions, to the extent related to the ownership or operation of the Assets and arising from events occurring prior to the Closing;

(d)	any offsite disposal, prior to the Closing, of hazardous substances, hazardous materials or hazardous waste arising from the operation or use of the Assets;

(e)	(a) the payment of any Property Taxes or Severance Taxes allocable to the period prior to the Effective Time, (b) the proper payment or accounting for royalties or other lease burdens related to production of Hydrocarbons from the Assets prior to the Closing, and (c) disputes related to the proper billing or payment of joint interest billing accounts related to ownership or operation of the Assets prior to the Closing;

(f)	any swap, derivative, hedge or similar contracts or debt instruments of Seller or its affiliate relating to the Assets;

(g)	any suit, action, proceeding, lawsuit or other litigation pending against Seller or its affiliates relating to the Assets prior to the Closing;

(h)	ownership, operation or use of the Excluded Assets;

(i)	any Employment Liabilities, and all liabilities related to employees retained by Seller after Closing;

(j)	any Gas Imbalances not otherwise accounted for in the Accounting Statement;

(k)	any gross negligence or willful misconduct of Seller or its affiliates, to the extent related to the ownership or operation of the Assets and arising from events occurring prior to the Closing; and

(l)	commissions, finder’s fees or other remuneration due to any agent, broker or finder claiming by, through or under Seller with respect to the transactions contemplated by this Agreement.

Section 14.02 Assumed Obligations. Provided that the Closing occurs, except to the extent of the Retained Obligations, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, which are attributable to periods on or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, (b) Gas Imbalances, (c) suspense accounts, (d) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to the period of time from and after the Effective Time, (e) the condition of the Subject Interests, regardless of whether such condition arose before or after the Effective Time, (f) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, and (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time (collectively, the “Assumed Obligations”).

Section 14.03 Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Seller, its partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES; provided, that no such indemnification shall be applicable to the extent that gross negligence or willful misconduct of the Seller Indemnitees caused or contributed to the indemnifiable loss.

Section 14.04 Seller’s and Parent’s Indemnification. Provided that the Closing occurs, Seller and Parent shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Losses as a result of, arising out of, or related to the Retained Obligations REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES; provided, that no such indemnification shall be applicable to the extent that gross negligence or willful misconduct of the Buyer Indemnitees caused or contributed to the indemnifiable loss. Notwithstanding anything to the contrary contained herein, Buyer shall bear sole responsibility for the aggregate costs associated with all Retained Obligations set forth in Sections 14.01(a) and (b) up to a deductible percentage of three percent (3%) of the Purchase Price. By the prior sentence, it is the intent that Seller and Parent only be obligated to the extent of the excess of the claims above the deductible percentage of three percent (3%). Such deductible percentage of three (3%) shall not apply to the Retained Obligations set forth in Sections 14.01(c) through (l).

Section 14.05 Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.

Section 14.06 Indemnity Escrow. At Closing, Buyer shall, on behalf of Seller, pay to Burnet, Duckworth & Palmer LLP, as agent to Buyer and Seller (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, Three Million U.S. Dollars ($3,000,000) (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement in a form of Exhibit H hereto, which shall be executed at Closing, by and among the Buyer, Seller and Escrow Agent (the “Escrow Agreement”). Any payment that Seller or Parent is obligated to make to the Buyer Indemnities hereunder pursuant to this Article XIV shall be paid, to the extent there are sufficient funds in the account created by the Escrow Agreement (the “Indemnity Escrow Account”), by release of funds to such Buyer Indemnities from the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement by the Escrow Agent. Any disbursement of funds in the Escrow Account requires the prior written consent of the parties to the Escrow Agreement, and all such parties shall reasonably cooperate in connection with any such disbursement.

Article XV

Limitations on Representations and Warranties

Section 15.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller and/or Parent contained in this Agreement and the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER AND/OR PARENT IN THIS AGREEMENT AND THE ASSIGNMENT, BUYER ACKNOWLEDGES THAT SELLER AND/OR PARENT HAS NOT MADE, AND SELLER AND/OR PARENT HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT

COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER AND/OR PARENT, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER AND/OR PARENT IN THIS AGREEMENT, SELLER AND/OR PARENT EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER AND/OR PARENT THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER AND/OR PARENT THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND/OR PARENT AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer will have relied as of Closing solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in this Agreement and the Assignment, and not on any other representations or warranties of Seller or any other person or entity.

Section 15.03 Survival. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and obligations of Seller under this Agreement shall survive the Closing for sixty (60) days only; provided that Parent shall be responsible for such representations, warranties, covenants and obligations after such sixty (60) day period in accordance with Section 17.16. The representations, warranties, covenants and obligations of Parent under this Agreement, including but not limited to Section 17.16 of this Agreement, shall survive the Closing for six (6) months only. Notwithstanding the termination of any indemnity, representation or warranty pursuant to this Section 15.03, any claim for indemnification or breach of representation or warranty properly raised prior to the expiration of such indemnity, representation or warranty shall survive until such claim and the payment and the indemnity with respect thereto are resolved, provided, however, in no event shall Seller’s and/or Parent’s liability for any such claim(s) exceed in the aggregate the Three Million U.S. Dollars ($3,000,000) deposited pursuant to the Indemnity Escrow Agreement.

Article XVI

Expert Dispute Resolution

Section 16.01 General. Any and all claims, Disputes, controversies or other matters in question arising out of or relating to title issues under Section 3.05, environmental issues under Section 4.04, or calculation of the Accounting Statement or revisions thereto under Section 12.03 (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02 Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03 Dispute by Independent Expert.

(a)	Each Party shall have the right to submit Disputes regarding title issues under Section 3.05, environmental issues under Section 4.04, or calculation of the Accounting Statement or revisions thereto under Section 12.03, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b)	Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules of the American Arbitration Association to the extent such Rules do not conflict with the provisions of this Agreement The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)	The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer.

(d)	Any arbitration hearing held pursuant to Section 16.03 shall be held in Los Angeles, California.

Section 16.04 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT OUTSIDE OF TITLE ISSUES UNDER SECTION 3.05, ENVIRONMENTAL ISSUES UNDER SECTION 4.04, AND CALCULATION OF THE ACCOUNTING STATEMENT AND REVISIONS THERETO UNDER

SECTION 12.03 (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII

Miscellaneous

Section 17.01 Names. As soon as reasonably possible after the Closing, but in no event later than 45 days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 17.02 Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.03 Document Retention. As used in this Section 17.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

Section 17.04 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.05 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.06 Publicity and Disclosure of Agreement. Neither Party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated herein or make any filing with any Regulatory Authority with respect thereto without the prior written consent of the other Party, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable commercial efforts to consult the other Party, taking into account the time constraints to which it is subject as a result of such law or obligation. Each of Parties shall use its commercially reasonable efforts to enable the other of them to review and comment on all such press releases and filings prior to the release thereof. Buyer acknowledges and agrees that this Agreement shall be filed as required with any applicable Governmental Authority or Regulatory Authority and included, in whole or in part, in the Information Circular or as otherwise required to be disclosed in accordance with applicable law.

Section 17.07 Reasonable Commercial Efforts. Each Party shall use its respective reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated herein, including the execution and delivery of such additional or further consents, documents and other instruments and shall take all such further actions as the other Parties may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the other related agreements.

Section 17.08 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.09 No Third Party Beneficiaries. Except as provided in Sections 14.04 and 14.05, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.10 Assignment. Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.11 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. Except as provided in Article XVI, any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Los Angeles County of the State of California, and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding.

Section 17.12 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Parent and Seller:	Clarence Cottman c/o Legacy Energy, Inc. 1160 Eugenia Place, Ste. 100 Carpinteria, CA 93013 OR

Scott Dobson c/o Legacy Energy, Inc. 1160 Eugenia Place, Ste. 100 Carpinteria, CA 93013

Buyer:	Sean B. Murphy c/o Day Carter & Murphy LLP 3620 American River Drive, Suite 205 Sacramento, CA 95864

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.14 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 17.16 Parent Joint and Several Liability. Notwithstanding anything to the contrary in this Agreement, Parent, Seller and Buyer agree that (i) Parent is and shall be jointly and severally liable after Closing for all of Seller’s obligations, covenants, representations, warranties, liabilities or indemnities under this Agreement and under any document to be entered into by Seller at Closing; and (ii) Parent shall be deemed to have separately agreed to each and every obligation, covenant, representation, warranty, liability or indemnity of Seller set forth in this Agreement, even if such obligation, covenant, representation, warranty, liability or indemnity only refers to Seller and does not refer to Parent.

[Signatures on following page]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

LEGACY ENERGY, INC.

By:	/s/ Clarence Cottman
Name:	CLARENCE COTTMAN
Title:	CHIEF EXECUTIVE OFFICER

PARENT:

NIMIN ENERGY CORP.

By:	/s/ Clarence Cottman
Name	CLARENCE COTTMAN
Title:	CHIEF EXECUTIVE OFFICER

BUYER:

SOUTHERN SAN JOAQUIN PRODUCTION, LLC

By:	/s/ Todd Stevens
Name:	TODD STEVENS
Title:	VICE PRESIDENT

EXHIBIT A

THE LEASES

PLEITO CREEK FIELD

KERN COUNTY, CA

DOCUMENT NO.:	0206010333
LESSOR:	Petro Resources, Inc.
LESSEE:	Pleito Oil & Gas Corp. (POGC)
LEASE DATE:	January 13, 2006
ASSIGNED:	POGC to Legacy Energy, LLC August 31, 2006
DOCUMENT NO.:	0206218646

DOCUMENT NO.:	0205154152
LESSOR:	Petro Resources, Inc.
LESSEE:	Thomas L. Davis (Davis)
LEASE DATE:	April 26, 2005
ASSIGNED:	Davis to Legacy Energy, LLC August 31, 2006
DOCUMENT NO.:	0206218645

DOCUMENT NO.:	0208048232
LESSOR:	Vintage Production California, LLC
LESSEE:	Legacy Energy, Inc.
LEASE DATE:	January 1, 2008

END OF EXHIBIT A

EXHIBIT B

THE WELLS

WELL NAME	API NUMBER	FIELD	PROPERTY DESCRIPTION	WORKING INTEREST	NET REVENUE INTEREST
PLEITO PRI FEE 1-35	04029603650000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
PLEITO PRI FEE 2-35	04029640930000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
PLEITO PRI FEE 20-35	04029666950000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
PLEITO PRI FEE 21-35	04029669570000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
PLEITO PRI FEE 22R-35	04029669030000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST 1	04029355070100	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST 3	04029355090001	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST 5	04029355110200	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST 7	04029355130100	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST 12	04029355170001	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST 13	04029355210000	Pleito Creek	Section 36, T11N, R21W	100%	78.00%
TEN WEST 16	04029355200200	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST H1	04030335570100	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST H2	04030357400200	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST H3	04030357410000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST H4	04030360200000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST H8	04030367300300	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST O2 (Olcese)	04030360210000	Pleito Creek	Section 35, T11N, R21W	100%	75.00%
TEN WEST 23-35*	04030438830000	Pleito Creek	Section 35, T11N, R21W	100%	75.00%
TEN WEST 24-35*	04030439440000	Pleito Creek	Section 35, T11N, R21W	100%	75.00%
TEN WEST O1 (Injector)	04030346490000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%
TEN WEST IP1 (Injector)	04030367310000	Pleito Creek	Section 35, T11N, R21W	100%	78.00%

Baseline**

*	The net revenue interest on the Ten West 23-35 and 24-35 wells changes to between 58% and 60% on each well when each individual well reaches cumulative production of 100,000 barrels of oil.
**	Baseline production pursuant to Article 5 of the Addendum to Oil and Gas Lease dated January 13, 2006, between Pleito Oil & Gas Corp. and Petro Resources, Inc. payable to mineral owner is 506.4 barrels of oil per month in 2012 and declines 5.5% each year thereafter. Also, in 2012 the net revenue on Santa Margarita production is 82% on 256 barrels of oil per month declining by 5.5% per year. Santa Margarita production above 762.4 (506.4 + 256) barrels of oil per month is at net revenue interest of 78%.

END OF EXHIBIT B

EXHIBIT C

ALLOCATED VALUES

WELL NAME	API NUMBER	WORKING INTEREST	NET REVENUE INTEREST	ALLOCATED VALUES
PLEITO PRI FEE 1-35	4029603650000	100%	78.00%	$500,000
PLEITO PRI FEE 2-35	4029640930000	100%	78.00%	$500,000
PLEITO PRI FEE 20-35	4029666950000	100%	78.00%	$2,030,569
PLEITO PRI FEE 21-35	4029669570000	100%	78.00%	$125,140
PLEITO PRI FEE 22R-35	4029669030000	100%	78.00%	$500,000
TEN WEST 1	4029355070100	100%	78.00%	$500,000
TEN WEST 3	4029355090001	100%	78.00%	$500,000
TEN WEST 5	4029355110200	100%	78.00%	$500,000
TEN WEST 7	4029355130100	100%	78.00%	$500,000
TEN WEST 12	4029355170001	100%	78.00%	$500,000
TEN WEST 13	4029355210000	100%	78.00%	$500,000
TEN WEST 16	4029355200200	100%	78.00%	$500,000
TEN WEST H1	4030335570100	100%	78.00%	$3,163,910
TEN WEST H2	4030357400200	100%	78.00%	$5,220,452
TEN WEST H3	4030357410000	100%	78.00%	$1,591,400
TEN WEST H4	4030360200000	100%	78.00%	$1,416,676
TEN WEST H8	4030367300300	100%	78.00%	$1,652,789
TEN WEST O2 (Olcese)	4030360210000	100%	75.00%	$1,560,705
TEN WEST 23 -35	4030438830000	100%	75.00%	$3,740,025
TEN WEST 24 -35	4030439440000	100%	75.00%	$198,335
TEN WEST O1 (Injector)	4030346490000	100%	78.00%	$1,000,000
TEN WEST IP1 (Injector)	4030367310000	100%	78.00%	$500,000
			Total	$27,200,000

END OF EXHIBIT C

EXHIBIT D

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (the “Assignment”) effective as of 7:00 a.m., on April 12, 2012 (the “Effective Time”) is made by Legacy Energy, Inc., a Delaware corporation (“Assignor”), whose address is 1160 Eugenia Place, Suite 100, Carpinteria, California, 93013 to Southern San Joaquin Production, LLC (“Assignee”), whose address is 3629 American River Drive, Suite 205, Sacramento, California, 95864.

ARTICLE I

GRANTING AND HABENDUM

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, Assignor does hereby grant, bargain sell, transfer, set out, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, the Assets. The term “Assets” shall mean all of Assignor’s right, title and interest in and to the following:

(a)	the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A attached hereto and made part hereof (the “Leases”) and any royalty, net profit interests or overriding royalty interests in and to the lands covered by the Leases, assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)	all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined in Subsection (d) of Section 1.02 in the Purchase and Sale Agreement referred to hereinafter) production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)	to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(d)	to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B attached hereto and made part hereof, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)	to the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the “Contracts” described in Exhibit C attached hereto and made part hereof;

(f)	all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Subject Interests and Easements (the “Permits”);

(g)	to the extent assignable or transferable, all books, records, tax records (other than income tax), files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”);

(h)

all geological and geophysical data relating to the Subject Interests, other than such data which cannot be transferred without the consent of or payment to any Third Party, and Seller has been unsuccessful in obtaining such consent after making reasonable efforts. For purposes of this

Assignment, “Third Party” means any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies; and

(i)	All partnership interests (tax, state law or otherwise) affecting any Asset.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject to the matters set forth herein.

ARTICLE II

Special Warranty of Title and Disclaimers

Section 2.01. Special Warranty of Title. Assignor hereby agrees to warrant and defend title to the Assets unto Assignee against every person, whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor or its affiliates, but not otherwise; subject, however, to the Permitted Encumbrances (as such term is defined in the Purchase Agreement described below).

ARTICLE III

Miscellaneous

Section 3.01 Construction. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Section 3.02 No Third Party Beneficiaries. Nothing in this Assignment shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties hereto that this Assignment shall otherwise not be construed as a Third Party beneficiary contract.

Section 3.03 Assignment. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.04 Governing Law. This Assignment, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of California , without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 3.05 Counterpart Execution. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

Section 3.06 Recording. To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Assets located in that county. In addition to filing this Assignment, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 3.07 Purchase Agreement. This Assignment is subject to all of the terms and conditions of the Purchase and Sale Agreement dated                     , by and between Assignor, Assignee and NiMin Energy Corp., as Parent.

IN WITNESS WHEREOF, this Assignment is execute y e parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

LEGACY ENERGY, INC.

By:
Name	Clarence Cottman
Title:	Chief Executive Officer

PARENT:

NIMIN ENERGY CORP.

By:
Name:	Clarence Cottmann
Title:	Chief Executive Officer

ASSIGNEE:

SOUTHERN SAN JOAQUIN PRODUCTION, LLC

By:
Name:
Title:

ACKNOWLEDGMENTS

STATE OF CALIFORNIA

COUNTY OF

On            , 2012, before me,                    , personally appeared Clarence Cottman, the Chief Executive Officer of Legacy Energy, Inc., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument Legacy Energy, Inc. executed the instrument.

I certify under penalty of perjury under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

My commission expires:

NOTARY PUBLIC

STATE OF CALIFORNIA

COUNTY OF

On            , 2012, before me,                    , personally appeared Clarence Cottman, the Chief Executive Officer of NiMin Energy Corp., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument NiMin Energy Corp. executed the instrument.

I certify under penalty of perjury under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

My commission expires:

NOTARY PUBLIC

STATE OF CALIFORNIA

COUNTY OF

On            , 2012, before me,                    , personally appeared                    , the                    of Southern San Joaquin Production, LLC, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument Legacy Energy, Inc. executed the instrument.

I certify under penalty of perjury under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

My commission expires:

NOTARY PUBLIC

EXHIBIT A

Attached to Assignment and Bill of Sale

THE LEASES

PLEITO CREEK FIELD

KERN COUNTY, CA

DOCUMENT NO.:	0206010333
LESSOR:	Petro Resources, Inc.
LESSEE:	Pleito Oil & Gas Corp. (POGC)
LEASE DATE:	January 13, 2006
ASSIGNED:	POGC to Legacy Energy, LLC August 31, 2006
DOCUMENT NO.:	0206218646

DOCUMENT NO.:	0205154152
LESSOR:	Petro Resources, Inc.
LESSEE:	Thomas L. Davis (Davis)
LEASE DATE:	April 26, 2005
ASSIGNED:	Davis to Legacy Energy, LLC August 31, 2006
DOCUMENT NO.:	0206218645

DOCUMENT NO.:	0208048232
LESSOR:	Vintage Production California, LLC
LESSEE:	Legacy Energy, Inc.
LEASE DATE:	January 1, 2008

END OF EXHIBIT A

EXHIBIT B

TO ASSIGNMENT AND BILL OF SALE

THE WELLS

WELL NAME	API NUMBER	FIELD	PROPERTY DESCRIPTION
PLEITO PRI FEE 1-35	04029603650000	Pleito Creek	Section 35, T11N, R21W
PLEITO PRI FEE 2-35	04029640930000	Pleito Creek	Section 35, T11N, R21W
PLEITO PRI FEE 20-35	04029666950000	Pleito Creek	Section 35, T11N, R21W
PLEITO PRI FEE 21-35	04029669570000	Pleito Creek	Section 35, T11N, R21W
PLEITO PRI FEE 22R-35	04029669030000	Pleito Creek	Section 35, T11N, R21W
TEN WEST 1	04029355070100	Pleito Creek	Section 35, T11N, R21W
TEN WEST 3	04029355090001	Pleito Creek	Section 35, T11N, R21W
TEN WEST 5	04029355110200	Pleito Creek	Section 35, T11N, R21W
TEN WEST 7	04029355130100	Pleito Creek	Section 35, T11N, R21W
TEN WEST 12	04029355170001	Pleito Creek	Section 35, T11N, R21W
TEN WEST 13	04029355210000	Pleito Creek	Section 36, T11N, R21W
TEN WEST 16	04029355200200	Pleito Creek	Section 35, T11N, R21W
TEN WEST H1	04030335570100	Pleito Creek	Section 35, T11N, R21W
TEN WEST H2	04030357400200	Pleito Creek	Section 35, T11N, R21W
TEN WEST H3	04030357410000	Pleito Creek	Section 35, T11N, R21W
TEN WEST H4	04030360200000	Pleito Creek	Section 35, T11N, R21W
TEN WEST H8	04030367300300	Pleito Creek	Section 35, T11N, R21W
TEN WEST O2 (Olcese)	04030360210000	Pleito Creek	Section 35, T11N, R21W
TEN WEST 23-35	04030438830000	Pleito Creek	Section 35, T11N, R21W
TEN WEST 24-35	04030439440000	Pleito Creek	Section 35, T11N, R21W
TEN WEST O1 (Injector)	04030346490000	Pleito Creek	Section 35, T11N, R21W
TEN WEST IP1 (Injector)	04030367310000	Pleito Creek	Section 35, T11N, R21W

END OF EXHIBIT B

EXHIBIT C

ATTACHED TO ASSIGNMENT AND BILL OF SALE

CONTRACTS

PLEITO CREEK FIELD

KERN COUNTY, CA

1. Purchase and Sale Agreement dated August 31, 2006, by and between Legacy Energy, LLC, as Purchaser and Pleito Oil & Gas Corporation, as Seller.

2. Agreement dated May 25, 2007, by and between Legacy Energy, LLC and The Wildlands Conservancy.

3. Assignment of Compensatory Royalty and Pass Through Agreement dated November 1, 2011 by and between Legacy Energy, Inc. and Petro Resources, Inc. Recorded November 30, 2011, Document Number 0211157222 of the official records of Kern County, California.

4. Crude Oil Purchase Contract – Outright crude oil purchase contract dated March 1, 2007 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

5. Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated January 1, 2008 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

6. Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated January 1, 2009 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

7. Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated August 1, 2009 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

8. Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated January 1, 2011 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

9. Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated August 1, 2011 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

10. Crude Oil Sale Contract and Netting Agreement – Outright crude oil sale contract dated January 1, 2011 by and between Legacy Energy, LLC, as purchaser and Plains Marketing, L.P., as seller.

11. Product Agreement between BOC Gases and Legacy Energy dated January 7, 2008.

END OF SCHEDULE EXHIBIT C

EXHIBIT E

Non-Foreign Affidavit

STATE OF CALIFORNIA

COUNTY OF

LEGACY ENERGY, INC. (“Transferor”) hereby certifies as follows:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s US Employer ID Number is: ;

3.	Transferor’s office address is 1160 Eugenia Place, Suite 100, Carpinteria CA 93013.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine.

Under penalty of perjury, the undersigned, in his capacity set forth below, hereby declares that he has examined this certification and to the best of his knowledge and belief it is true correct and complete, and the undersigned further declares that he has authority to sign this document in such capacity.

EXECUTED this    day of        , 2012.

TRANSFEROR:

LEGACY ENERGY, INC.

By:
Name:
Title:

STATE OF CALIFORNIA

COUNTY OF

On            , 2012, before me,                    , personally appeared                    , the                    of Legacy Energy, Inc., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument Legacy Energy, Inc. executed the instrument.

I certify under penalty of perjury under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

My commission expires:

NOTARY PUBLIC

END OF EXHIBIT E

EXHIBIT F

California Form 593-C

EXHIBIT G

AGREEMENT AND GENERAL RELEASE

1. This Agreement and General Release (this “Agreement”) and one time lump sum payment, as is set forth more fully in paragraph 2, is being offered to all current Employees of Legacy Energy, Inc. (the “Company”) following the consummation of the purchase of the California assets the Company (“Closing”) with Southern San Joaquin Production, LLC or its parent, affiliate or subsidiary corporations (collectively “San Joaquin”).

2. Subject to the last sentence of this Section 2, and conditioned on and effective upon the Closing, by signing this Agreement, and in consideration for receiving a single lump-sum payment equal to $        pursuant to the [NAME OF PLAN OR AGREEMENT] effective as of [DATE], [together with the schedules and exhibits attached thereto,] and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, I absolutely and forever release and discharge the Company, San Joaquin and their respective past and present parent corporations, subsidiaries, affiliated corporations, and partners, and each of their shareholders, officers, directors, employees, agents, representatives, insurance carriers, benefit plans, fiduciaries and attorneys (collectively “Released Parties”), with respect to and from any claims, demands, damages, losses, liabilities, debts, judgments, obligations, accounts, causes of action or claims for attorneys’ fees (collectively “Claims”) that I have, or anyone claiming for me might have, or claim to have, for or as a result of my application for employment, employment or termination of employment with the Company or San Joaquin. These claims include, but are not limited to, any act or omission relating to or arising out of my application for employment, employment, benefits or other terms of employment, under any employment agreement, employment law or any California, or other state, municipal, or Federal constitution, statute, regulation or ordinance, order or common law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; the California Fair Employment and Housing Act, California Government Code Section 12900 et seq.; the California Labor Code; the UNRUH Civil Rights Act, as amended; California Civil Code Section 51 et. seq.; the Regulation of the Office of Federal Contract Compliance Program, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; or any claims based on misrepresentation, fraud, an accounting, wrongful or constructive discharge, breach of privacy, retaliation, breach of covenant of good faith and fair dealing, violation of public policy, defamation, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, common law, ordinance or public policy, loss of consortium, negligence, interference with business opportunity or with contracts, breach of fiduciary duty, unfair insurance practices or any other federal, state or local civil rights, employee benefit, labor contract, tort, or common law arising out of or related to any act or omission occurring before this Agreement is executed. I further understand that I am waiving only those claims that I have or believe I might have as of the date I sign this Agreement, and not any claims that might arise in the future. I do not release or waive my right to enforce the terms of this Agreement, nor does this Agreement limit my right to file a charge or participate in an investigation or proceeding conducted by any federal, state or local government agency. Notwithstanding anything to the contrary set forth herein, (a) I am not releasing or discharging any Released Party, and shall retain all of my rights to defend myself against any other Person, with respect to any Claim relating to the Company or any of its subsidiaries or otherwise that is brought against me, and I shall retain all of my rights to cross-claim or to counterclaim against the Company or any of its subsidiaries with respect to any such Claim and (b) I am not releasing or discharging any Released Party or waiving any of my rights with respect to (i) indemnification and coverage under the Company’s and its subsidiaries’ respective organizational and governing documents, indemnification agreements or undertakings and related agreements in effect on the date hereof, [and (ii) coverage under the Company’s and its subsidiaries’ respective director’s and officer’s liability insurance policies in effect on the date hereof]. Nothing herein is intended to release claims that cannot be released as a matter of law.

3. As part of the general release of claims under this Agreement, I expressly waive all of my rights under Section 1542 of the California Civil Code or any comparable applicable law in any jurisdiction. Section 1542 of the California Civil Code states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

I understand and agree that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to be true with respect to the subject matters of this Agreement, but that it is nevertheless my intention by signing this Agreement to fully, finally and forever release any and all claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth above.

4. ADEA Release

I acknowledge and agree that this Agreement includes a waiver and release of all claims which I have or may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.

The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which I sign this Agreement. I have been advised in writing to consult with an attorney prior to signing this Agreement. I further acknowledge that I have been given at least forty-five (45) days to consider signing this Agreement, and I may voluntarily choose to execute the Agreement before the end of forty-five (45) day period. I also understand that I will have seven (7) days after I sign this Agreement during which I can revoke my signature and cancel the Agreement for any reason, and this Agreement shall not become effective or enforceable until after this revocation period has expired. If I wish to revoke this Agreement, I must provide written notification of my revocation before the expiration of the above-referenced seven-day period to [insert name, address, phone and facsimile information]. I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.

I agree and acknowledge that I have been provided along with this release, all necessary information in compliance with Section 7(f)(1)(H) of the Older Workers Benefit Protection Act.

5. Should any part of this Agreement, with the exception of the releases and related provisions embodied in Paragraphs 2, 3 and 4 be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be stricken and severed from this Agreement and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases and related provisions embodied in Paragraphs 2, 3 and 4 are the essence of this Agreement and should any of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void.

6. I understand and agree that I will not divulge to any person, nor use to the detriment of the Company and San Joaquin and their respective past and present parent corporations, subsidiaries, any confidential information or trade secrets obtained during my employment. The Company and San Joaquin acknowledge that I may retain mental impressions of such confidential information and that I may, now or in the future, be working on other projects, whether or not related to the oil and gas interests owned by the Company. Consequently, notwithstanding anything in this Agreement, the Company and San Joaquin agree that I shall not be precluded from working on such other projects because of the retained mental impressions of such confidential information.

7. My failure or the failure of the Released Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8. Nothing in this Agreement constitutes an admission by the Released Parties as to the violation of any law, or breach of any duty, contract or agreement, express or implied.

9. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without giving effect to any choice of law rules or principles thereof.

10. This Agreement shall be binding upon my heirs, executors, and assigns.

11. I agree that, except for (a) existing confidentiality, trade secret and patent obligations owed by me to the Company and/or its past or present affiliate or subsidiary corporations, which obligations of mine shall remain in full force and effect, and (b) prior releases I have executed in favor of any or all of the Released Parties, which releases by me shall remain in full force and effect and may be enforced by the Released Parties in addition to the releases I have made in this Agreement, this Agreement is the entire agreement between the Company and me and supersedes all prior and contemporaneous negotiations, representations, understandings or agreements (whether oral or written) between the Company and/or its past or present affiliate or subsidiary corporations and me. Once this Agreement becomes effective, its terms can only be altered, revoked or rescinded with the express written agreement of the parties.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY.

Employee	Date

LEGACY ENERGY, INC.

By:
Name:
Title:
Date:

ELECTION TO EXECUTE EARLY

I,                    , understand that I have at least forty-five (45) days to consider and execute this Agreement. After careful consideration and/or consultation with counsel, however, I have freely and voluntarily elected to execute the Agreement before expiration of the forty-five (45) day period.

Employee	Date

EXHIBIT H

ESCROW AGREEMENT

This Agreement made effective as of the    day of            , 2012.

AMONG:

SOUTHERN SAN JOAQUIN PRODUCTION, LLC, a limited liability company formed pursuant to the laws of the State of Delaware, U.S.A. (hereinafter referred to as the “Buyer”)

OF THE FIRST PART

AND

LEGACY ENERGY, INC., a body corporate incorporated pursuant to the laws of the State of Delaware, U.S.A. (hereinafter referred to as the “Seller”)

OF THE SECOND PART

AND

BURNET, DUCKWORTH & PALMER LLP, a limited liability partnership with offices in the City of Calgary in the Province of Alberta (hereinafter referred to as the “Escrow Agent”)

OF THE THIRD PART

WHEREAS the Buyer, the Seller and NiMin Energy Corp. (hereinafter referred to as the “Parent”), the owner of all of the outstanding shares of the Seller, have entered into a Purchase and Sale Agreement (the “Purchase Agreement”), dated as of the date hereof pursuant to which the Buyer is purchasing the Assets (as described and defined in the Purchase Agreement) from the Seller.

AND WHEREAS pursuant to the Purchase Agreement, a certain portion of the Purchase Price payable to the Seller is to be deposited in escrow, subject to the terms and conditions of the Purchase Agreement and this Escrow Agreement.

AND WHEREAS the Escrow Agent has agreed to hold the Escrow Funds (as hereinafter defined) and disburse and apply the same in accordance with the terms and conditions of this Escrow Agreement.

NOW THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Purchase Agreement, the Parties agree as follows:

DEFINED TERMS

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Purchase Agreement.

APPOINTMENT OF ESCROW AGENT

The Buyer and the Seller hereby appoint the Escrow Agent to serve as escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent hereunder and to accept, hold and distribute the Escrow Funds in accordance with and subject to the terms and conditions hereof.

DEPOSIT OF ESCROW FUNDS AND DISBURSEMENT FUNDS

Pursuant to Section 14.06 of the Purchase Agreement, Buyer has deposited with the Escrow Agent, the sum of Three Million (US) Dollars (US$3,000,000) (the “Escrow Deposit”). The Escrow Agent hereby acknowledges receipt of the Escrow Deposit.

The Escrow Deposit and any income earned thereon are referred to herein collectively as the “Escrow Funds”.

The Escrow Agent shall maintain a separate account for the Seller (the “Escrow Account”) for the Escrow Funds.

INVESTMENTS

During the term of this Agreement, the Escrow Funds shall be invested in a money market deposit account or a successor or similar investment, unless the Escrow Agent is otherwise jointly instructed in writing by the Parties. Instructions to make any other investment (the “Alternative Investment”) must be in writing executed by both the Buyer and the Seller and shall specify the type and identity of the investments to be purchased and/or sold. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Funds or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the joint written instruction by the Parties or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent such joint written instructions to invest or reinvest the Escrow Funds. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

All earnings, dividends or other property (including securities) received in connection with the Escrow Funds (the “Escrow Earnings”), if any, shall be converted into cash and invested as provided in this Article 4. If the Escrow Agent has invested the Escrow Funds, the Escrow

Agent shall supply a written statement to the Buyer and the Seller monthly, listing all transactions with respect to the Escrow Funds during each such period and showing the balance remaining in the Escrow Account at such time.

The Escrow Agent shall not be held liable for any losses incurred in the investments of any funds in Authorized Investments provided that the Escrow Agent is not grossly negligent or does not act in, with wilful misconduct or in bad faith in connection with such investments.

APPLICATION OF ESCROW FUNDS TO CLAIMS OF PURCHASER

If the Buyer claims that it is entitled to payments under Article XIV of the Purchase Agreement, or in connection with the transactions contemplated thereby at any time when funds remain in escrow, the Buyer may deliver written notice as provided in Article 10 hereof (any notice from the Buyer under this Article 5 shall be referred to as a “Release Notice”) to the Seller and the Escrow Agent setting forth the amount claimed (the “Claimed Amount”), and the facts giving rise to such Claimed Amount and demanding that the Claimed Amount be paid to the Buyer from the Escrow Funds. The Claimed Amount including any Escrow Earnings thereon shall be paid by the Escrow Agent out of the Escrow Funds to or at the direction of the Buyer in accordance with the Release Notice unless the Seller disputes the validity or amount of such claim by notifying Buyer and the Escrow Agent in writing, containing a description in reasonable detail of the basis for the dispute and the amount in dispute (a “Dispute Notice”), within Twenty (20) days after the Buyer’s Release Notice is delivered to the Seller. If a Dispute Notice has not been delivered to the Buyer and the Escrow Agent within the required twenty (20) day period, the Escrow Agent shall promptly disburse from the Escrow Account to or at the direction of the Buyer the portion of the Escrow Funds set forth in the Release Notice, including any Escrow Earnings thereon.

In the event that a Dispute Notice has been provided by the Seller to the Buyer and the Escrow Agent within the required twenty (20) day period, the Escrow Agent shall distribute promptly to or at the direction of the Buyer the undisputed portion (if any) of the amount set forth in the Release Notice, including any Escrow Earnings thereon, and withhold the amount in dispute (the “Disputed Amount”), which amount shall be resolved in accordance with this Section 5.02. Unless otherwise specified in the Dispute Notice, any such undisputed amounts shall be withdrawn from the Escrow Account as described in the Release Notice. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following:

the Seller and the Buyer jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent; or

the Escrow Agent receives a copy of a final, non-appealable Judgment or Order of a Court of competent jurisdiction (a “Directive”) with respect to the Disputed Amount (which Judgment or Order shall also be delivered by the Buyer to the Seller or by the Seller to the Buyer, as the case may be). Upon receipt of such instructions or Directive, or as promptly as practicable but in no event more than fifteen (15) days after receipt of such instructions or Directive, the Escrow Agent shall disburse or continue to hold (as the case may be) the Disputed Amount including any Escrow Earnings thereon, as required by such instructions or Directive, as the case may be. Unless otherwise specified in such instructions or Directive, any amounts disbursed pursuant to such instructions or Directive shall be withdrawn from the Escrow Account of the Seller as described in the Release Notice relating thereto.

DISTRIBUTION OF ESCROW FUNDS TO THE SELLER

Promptly following the sixth (6) month anniversary of the date hereof (the “Release Date”), the Buyer and the Seller shall deliver a notice to the Escrow Agent as provided in Article 10 hereof directing the Escrow Agent to release to the Seller or the account(s) designated by the Seller any Escrow Funds in excess of the sum of an amount equal to all Disputed Amounts outstanding on the Release Date which have not been resolved in accordance with Article 5, plus (ii) all Claimed Amounts that have not then been paid to the Buyer or disputed by the Seller in accordance with Article 5 hereof, plus (iii) Escrow Earnings on the amounts in (i) and (ii). Following the resolution of any Disputed Amounts in accordance with Article 5 hereof, the Escrow Agent shall disburse the Disputed Amounts as provided in the Directive or in written instructions from the Buyer and the Seller.

In the event that the Seller or Parent has outstanding and unpaid obligations to the Buyer pursuant to Article XIV of the Purchase Agreement equal to or exceeding the Escrow Funds, on the six (6) month anniversary of the date hereof, the Escrow Agent shall, ten (10) Business Days prior to such delivery, notify the Seller that it intends to transmit the Escrow Funds to the Buyer.

CERTAIN COVENANTS

The Buyer and the Seller hereby agree that all taxes payable with respect to the Escrow Earnings shall be the responsibility of the Seller as the Party entitled to such Escrow Earnings. The Buyer and the Seller agree that the Escrow Agent shall report the Escrow Earnings to the Seller on the appropriate tax forms and, to the extent required by the applicable law, withhold the appropriate tax. Seller agrees that it will use reasonable efforts to timely provide to the Escrow Agent all documents and information necessary to satisfy the reporting obligations with respect to the Escrow Earnings (or the aggregate amount includible in gross income of the Seller), the name, address and social insurance number or business number of the Seller, and such other information as required by the tax forms.

JOINT WRITTEN INSTRUCTIONS AND DIRECTIONS; DISBURSEMENTS

Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Funds, or any part thereof, at any time in accordance with any directions given in an undisputed Release Notice or jointly given in writing by the Buyer and the Seller to the Escrow Agent or in a Directive. The Parties agree that all disbursements required to be made hereunder shall be made, in the case of the Seller, by the Seller by wire transfer of immediately available funds and in the case of the Buyer, to or at the direction of the Buyer by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Agent to make such disbursement.

PROVISIONS CONCERNING THE ESCROW AGENT

This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby.

The Escrow Agent shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Agent to be authorized, has been duly authorized to do so.

The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or wilful misconduct. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees, and shall not be responsible for the misconduct or negligence of such agents, attorneys, custodians and nominees appointed by it, provided that the Escrow Agent has used due care in the selection and oversight of such persons.

The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of any wire or communication facility).

The Seller shall upon demand pay to the Escrow Agent One Hundred Percent (100%) of the amount of all reasonable expenses, including the reasonable fees and expenses of counsel, which the Escrow Agent may incur, and its normal fees for all services rendered (which unless otherwise agreed in writing shall be as described in Schedule A), in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the Parties hereunder. The Escrow Agent may deduct any unpaid fees from the Escrow Funds. In the event the Escrow Agent deducts any unpaid fees for which Seller is responsible hereunder from the Escrow Funds, the Seller shall promptly deposit into the Escrow Account Seller’s portion of such unpaid fees.

The Escrow Agent may resign by giving written notice in writing to the Buyer and the Seller of such resignation, specifying a date which such resignation shall take effect, which shall in no event be earlier than sixty (60) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Agent as hereafter provided and the delivery to such successor of the Escrow Funds. Immediately upon receipt of such notice, the Buyer and the Seller shall appoint a successor Escrow Agent who shall be mutually acceptable to them. Any such successor Escrow Agent shall deliver to the Buyer and the Seller and to the resigning Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Funds. In the event that a successor Escrow Agent shall not be so appointed by the date of resignation specified by the Escrow Agent, the Escrow Agent shall have the right to appoint as a successor Escrow Agent any national bank, and the Parties hereto agree to accept any such successor Escrow Agent appointed by the Escrow Agent.

In the event of any dispute between the Buyer and the Seller, or between the Escrow Agent and any one or more of the other Parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Funds or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may deposit the Escrow Funds with any Court in the Province of Alberta, Canada pending the decision of such Court, and the Escrow Agent shall be entitled to refrain from action pending, and rely upon, the decision of such Court. The rights of the Escrow Agent under this Section 9.10 are cumulative of all other rights which it may have by law or otherwise.

The Parties (other than the Escrow Agent) hereby agree to jointly and severally indemnify the Escrow Agent, its officers, directors, agents and employees from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. Any payment required to be made pursuant to this Section 9.11 shall be paid first from the Escrow Fund, to the extent funds remain on deposit therein. The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary. Notwithstanding the foregoing, the Buyer and the Seller (jointly and severally) agree that any payment required to be made pursuant to this Section 9.11 shall be paid Fifty Percent (50%) by the Buyer and Fifty Percent (50%) by the Seller. The Escrow Agent may deduct any unpaid amounts from the Escrow Funds. In the event Escrow Agent deducts any unpaid amounts for which the Buyer is responsible under this Section 9.11 from the Escrow Funds, the Buyer shall promptly deposit into the Escrow Account, the Buyer’s portion of such unpaid amounts and in the event Escrow Agent deducts any unpaid amounts for which the Seller is responsible hereunder from the Escrow Funds, the Seller shall promptly deposit into the Escrow Account an amount equal to that portion of such unpaid amounts. The indemnification set forth herein shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

The Buyer and the Seller together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, the Buyer and the Seller shall before the date of such termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Funds to such successor Escrow Agent.

The Escrow Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that each of the other parties hereto desiring to provide such directions shall provide to the Escrow Agent an incumbency certificate listing persons with authority to act hereunder, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. If the Buyer or the Seller elect to give the Escrow Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Escrow Agent in its discretion elects to act upon such instructions, the Escrow Agent’s understanding of such instructions shall be deemed controlling. The Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Escrow Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Buyer or the Seller, as the case may be, agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Escrow Agent, including without limitation the risk of the Escrow Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

NOTICES AND WRITTEN DIRECTIONS

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the Canadian mail, bearing the address shown in this Article 10 for, or such other address as may be designated in writing hereafter by, such Party:

if to Seller:

LEGACY ENERGY, INC.

1160 Eugenia Place, Suite 100

Carpinteria CA 93013

Attention: Clarance Cottman

Phone: 805-566-2900

Fax: 805-566-2917

If to the Buyer:

SOUTHERN SAN JOAQUIN PRODUCTION, LLC

c/o Day Carter & Murphy LLP

3620 American River Drive, Suite 205

Sacramento, CA 95864

Attention: Sean B. Murphy

Phone: (916) 570-2500

Fax: (916) 570-2525

If to the Escrow Agent:

BURNET, DUCKWORTH & PALMER LLP

2400, 525 8th Avenue S.W.

Calgary, Alberta, Canada, T2P 1G1

Attention: John H. Cuthbertson

Phone: (403) 260-0305

Fax: (403) 260-5744

TRANSFER OF INTERESTS; ASSIGNMENT

Except for an assignment of this Agreement by Seller to Parent, the interests of the Buyer or the Seller in the Escrow Funds and the rights and obligations of the Parties hereunder may not be transferred except by operation of law, and will not be represented by any certificate or instrument. Seller may assign its rights and obligations under this Agreement to Parent without the prior consent of Buyer and/or Escrow Agent. Neither the Buyer nor the Seller shall be entitled to withdraw the Escrow Funds except as provided hereunder or to substitute any other property therefor.

COUNTERPARTS

Counterpart copies of this Escrow Agreement may be signed by all Parties and signature pages exchanged by fax or otherwise. The Parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged registered mail or express service at the earliest reasonable date following the exchange of signature pages by fax.

AMENDMENT; WAIVER

No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by the Buyer, the Seller and the Escrow Agent. The failure of any Party to enforce any of the provisions of this Escrow Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Escrow Agreement in accordance with its terms.

BINDING EFFECT; ASSIGNMENT

This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto.

HEADINGS

The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

SEVERABILITY

If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the Parties as expressed herein.

GOVERNING LAW

This Escrow Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada without regard to its conflicts of law doctrine.

FURTHER ASSURANCES

Each Party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.

THIRD PARTY BENEFICIARY

Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a Party to this Escrow Agreement, except as provided in Article 11 hereunder.

ATTACHED TO AND FORMING PART OF THE ESCROW AGREEMENT AMONG SOUTHERN SAN JOAQUIN PRODUCTION, LLC, LEGACY ENERGY, INC., AND BORDEN LADNER GERVAIS LLP DATED THE      DAY OF         , 2012.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

LEGACY ENERGY, INC.

Per:

SOUTHERN SAN JOAQUIN PRODUCTION, LLC

BURNET, DUCKWORTH & PALMER LLP

Per:

SCHEDULE A

FEES

$— per investment;

All out of pocket expenses;

$— annual administration fee; and

Hourly rate of $— per hour for any matter not specifically described in this Schedule “A”.

[End of Exhibit H]

SCHEDULE 1.02 (e)

CONTRACTS

PLEITO CREEK FIELD

KERN COUNTY, CA

1.	Purchase and Sale Agreement dated August 31, 2006, by and between Legacy Energy, LLC, as Purchaser and Pleito Oil & Gas Corporation, as Seller.

2.	Agreement dated May 25, 2007, by and between Legacy Energy, LLC and The Wildlands Conservancy.

3.	Assignment of Compensatory Royalty and Pass Through Agreement dated November 1, 2011 by and between Legacy Energy, Inc. and Petro Resources, Inc. Recorded November 30, 2011, Document Number 0211157222 of the official records of Kern County, California.

4.	Crude Oil Purchase Contract – Outright crude oil purchase contract dated March 1, 2007 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

5.	Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated January 1, 2008 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

6.	Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated January 1, 2009 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

7.	Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated August 1, 2009 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

8.	Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated January 1, 2011 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

9.	Crude Oil Purchase Contract Amendment – Outright crude oil purchase contract amendment dated August 1, 2011 by and between Legacy Energy, LLC, as seller and Plains Marketing, L.P., as purchaser.

10.	Crude Oil Sale Contract and Netting Agreement – Outright crude oil sale contract dated January 1, 2011 by and between Legacy Energy, LLC, as purchaser and Plains Marketing, L.P., as seller.

11.	Product Agreement between BOC Gases and Legacy Energy dated January 7, 2008.

END OF SCHEDULE 1.02 (e)

SCHEDULE 1.03

EXCLUDED ASSETS

PLEITO CREEK FIELD

KERN COUNTY, CA

Contents of Pleito Creek Field Office

Lab Trailer, including contents

Seatrain Storage Container – 36’, including contents

2008 Dodge Ram 1500 (VIN 1D7HU16278J178683) including contents

2008 Dodge Ram 1500 (VIN 1D7HU16N58J192558) including contents

2008 Dodge Ram 1500 (VIN 1D7HU16N78J124696) including contents

2008 Chevy Silverado 2500 (VIN 1GCHK23658F124038) including contents

15,000 gallon poly tank - (1)

Metal piping rack – (5)

Metal rod rack – (1)

Metal sheet metal rack – (1)

Cement K Rail – (24)

10-3/4” casing – (6) joints, (8) short joints

7” casing - (29) joints, (2) short joints

3-1/2”tubing – (23) joints

2-7/8”tubing – (199) joints, (19) short joints

1-1/4” polished rod – (1)

3/4” rods - (25), pony rods – (34)

3/4” line pipe – (5) joints

1-1/2” wrapped line pipe – (48) joints

2” wrapped line pipe – (15) joints

3” wrapped line pipe – (13) joints

3” line pipe – (5) joints

4” line pipe – (6) joints

6” line pipe – 4) joints

4’x8’ Expanded Sheet Metal – (3)

4’x8’x1/2” Steel Plate – (2)

6’x8’X1/2” Steel Plate – (1)

Ransom Model #RH50-E trailer mounted liquid petroleum vaporizer

Wheatley Duplex Pump, skid mounted - Serial #1216, Model 7024

5’x36” Horizontal Scrubber, skid mounted

Peerless Centrifugal Pump, skid mounted

10-bb Test Vessel, skid mounted

75 KVA Transformers – (2)

END OF SCHEDULE 1.03

SCHEDULE 3.07

VALUES ALLOCATED TO ASSETS SUBJECT TO PREFERENTIAL RIGHTS TO PURCHASE

PLEITO CREEK FIELD

KERN COUNTY, CA

There are no Preferential Rights.

END OF SCHEDULE 3.07

SCHEDULE 5.06

EXISTING CLAIMS AND LITIGATION

PLEITO CREEK FIELD

KERN COUNTY, CA

There are no existing claims or litigation.

END OF SCHEDULE 5.06

SCHEDULE 5.08

TAX PARTNERSHIPS

None

END OF SCHEDULE 5.08

SCHEDULE 5.09

CONTRACTS WITH SELLER, AFFILIATE OR CONTAINING AMI

Purchase and Sale Agreement dated August 31, 2006, by and between Legacy Energy, Inc., as Buyer and Pleito Oil and Gas Corporation, as Seller.

END OF SCHEDULE 5.09

SCHEDULE 5.11

PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGN

There are no preferential rights. Leases requiring consent to assign are as follows:

DOCUMENT NO.:	0206010333
LESSOR:	Petro Resources, Inc.
LESSEE:	Pleito Oil and Gas Corp. (POGC)
LEASE DATE:	January 13, 2006
ASSIGNED:	POGC to Legacy Energy, Inc. 8/31/2006
DOCUMENT NO.:	0206218646

END OF SCHEDULE 5.11

SCHEDULE 5.16

AFEs IN EXCESS OF $75,000

PLEITO CREEK FIELD

KERN COUNTY, CA

AFE #1443.5 - Metering Well 23-35	$113,937.00

END OF SCHEDULE 5.16

SCHEDULE 5.17

BENEFIT PLANS

PLEITO CREEK FIELD

KERN COUNTY, CA

None

END OF SCHEDULE 5.17

SCHEDULE 12.02

GAS IMBALANCES

PLEITO CREEK FIELD

KERN COUNTY, CA

There are no Gas Imbalances.

END OF SCHEDULE 12.02

SCHEDULE 13.04 (a)

REQUIRED CONSENTS, APPROVALS, NOTICES AND FILINGS

1.	SEC approval of NiMin Proxy.

2.	All Canadian securities commissions in which NiMin is a reporting issuer, including the Alberta Securities Commission and TSX

END OF SCHEDULE 13.04 (a)

SCHEDULE 13.08

EMPLOYEES

PLEITO CREEK FIELD

KERN COUNTY, CA

Name	Title/Position
Gary Brown	Production Superintendent
Jackie Anderson	Operations Technician
Ronald Russell	Senior Lease Operator

END OF SCHEDULE 13.08